Addendum No. 3

Dated December 12, 2017 to that certain consulting agreement originally dated as of the 1st day of September 2015 and as extended for one (1) year by Addendum No. 1 dated 01.03.2016 and for another year by Addendum No. 2 dated 01.03.2017 by and between HCi Viocare, a Nevada corporation, having a registered office at 123 W. Nye Lane, Suite 129, Carson City, NV 89706, U.S.A. (the "Company") and Sergios Katsaros, resident of 8 Kehagia St., Filothei 15237, Greece, (the "Consultant"), hereinafter referred to as the "Agreement".

In accordance with Item 2. – Subsection 2.1 to the Agreement, the Company hereby extends the Term of the Agreement for a period of three (3) year starting on 02.01.2018 and ending on 01.01.2021.

The Item 3. – Subsection 3.1 to the Agreement, shall be amended as follows:

3.1 During the Term the Consultant shall receive cash compensation of the amount of three thousand five hundred Euros (3,500.00 €) per month (the "Consultant's Fee"). The Consultant shall be entitled to a 100% bonus of the total annual compensation, for every year that the company is profitable during the term. The Consultant is entitled to acquire at his discretion 10,000,000 shares of the common stock at a price of $0.05 (five cents) for a term of five (5) years.

All other terms and conditions as contained in the Agreement remain in full force and effect.

This Addendum No. 3 shall be appended to and form a part of the Agreement and shall become effective on January 2, 2018.

IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 3 to be duly executed and delivered as of the day and year first written above.

The Company /s/Sotirios Leontaritis HCi Viocare By its President Sotirios Leontaritis	The Consultant /s/Sergios Katsaros Sergios Katsaros